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                       SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported):  December 28, 1995
                                                         -----------------


                           BANKERS FIRST CORPORATION
                           -------------------------
             (Exact name of registrant as specified in its charter)




         Georgia                    0-12120                   58-1529166
    ----------------           -----------------          -------------------
    (State or other               (Commission                (IRS Employer
    jurisdiction of               File Number)             Identification No.)
     incorporation)


                  One Tenth Street, Augusta, Georgia 30901
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        (Addresses, including zip codes, of principal executive offices)

                                (706) 849-3200
             -----------------------------------------------------
             (Registrant's telephone numbers, including area code)
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Item 5.  Other Events.


      On December 19, 1995, the Board of Directors of Bankers First Savings Bank, FSB ("BFSB"), a federal savings bank and the principal subsidiary of the Company, approved the conversion of BFSB to a national bank. As a result of the action of its Board, BFSB intends to effect, in the quarter ending December 31, 1995, a recapture of $12.6 million of previous bad debt deductions for which no deferred taxes have been provided. The recapture, which is required by existing federal income tax law, will result in a charge to BFSB's income tax expense of approximately $4.4 million. An application seeking regulatory approval of the transaction has been filed with the Office of the Comptroller of the Currency. The charge contemplated by BFSB may be impacted by legislation now pending in the United States Congress. If enacted into law, the legislation would relieve qualifying thrift institutions, including BFSB, of the requirement of recapturing certain previous bad debt deductions upon conversion to a national bank charter. The prospects for enactment of the legislation cannot be determined at this time.

     The Company has also incurred certain severance costs and professional fees in connection with its previously announced merger with SouthTrust Corporation. The costs, which total approximately $1.6 million through December 1995, have been accrued by the Company and will be taken as a charge in the quarter ending December 31, 1995. Additional fees, costs and charges related to the merger transaction will be recognized at consummation of the merger.

                                  SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         BANKERS FIRST CORPORATION
                               (REGISTRANT)



                         /S/  H.M. Osteen, Jr.
                         ---------------------
                         H. M. Osteen, Jr.
                         Chairman, President and Chief Executive Officer


Date:  December 28, 1995